Exhibit 21.1

SUBSIDIARIES OF AGGREKO INC

Subsidiary Entity	Jurisdiction
Aggreko Australia Pty Limited	Australia
Aggreko Energia Locacao de Geradores Ltda	Brazil
Aggreko Colombia S.A.S.	Colombia
Aggreko (Middle East) Limited	Cyprus
Aggreko Deutschland GmbH	Germany
Aggreko Italia S.r.l.	Italy
Aggreko Ireland Limited	Ireland
Aggreko (Investments) B.V.	Netherlands
Aggreko International Power Projects B.V.	Netherlands
Aggreko America Holdings B.V.	Netherlands
Aggreko Rest of World Holdings B.V.	Netherlands
Aggreko Middle East Limited FZE	United Arab Emirates
Crestchic Middle East FZE	United Arab Emirates
Albion JVCo Limited	United Kingdom
Albion TopCo Limited	United Kingdom
Albion HoldCo Limited	United Kingdom
Albion MidCo Limited	United Kingdom
Albion Acquisitions Limited	United Kingdom
Aggreko Limited	United Kingdom
Aggreko Holdings Limited	United Kingdom
Aggreko UK Limited	United Kingdom
Aggreko International Projects Limited	United Kingdom
Crestchic (UK) Limited	United Kingdom
Aggreko Holdings Inc.	Delaware, United States
Aggreko, LLC	Delaware, United States
Resolute Parent, LLC	Delaware, United States